                                                                                       Bank of America (logo)
                                                                                             Bank of America
                                                                                              100 North Tryon Street
                                                                                               Charlotte, NC 28255
                                                                                               Tel 704.386.5000

Bank of America Corporation	Filed Pursuant to Rule 424 (b)(2)
Registration No. 333-83503
Pricing Supplement No. 275 Dated August 30, 2001 (To Prospectus dated August 5, 1999 and Prospectus Supplement dated June 5, 2001)
Senior Medium-Term Notes, Series I
Amount:		$30,000,000.00
Issue Price:	100.000%	$30,000,000.00
Commission or Discount:	0.062%	$ 18,600.00
Proceeds to Corporation:	99.938%	$29,981,400.00

Agent:	Bear Stearns & Co. Inc., as Principal(1)
Original Issue Date:	September 5, 2001
Stated Maturity Date:	September 5, 2008
Cusip #:	06050MBK2
Form:	Book-entry only.
Interest Rate:	Floating
Daycount Convention:	Actual/360
Base rate:	LIBOR Telerate Page 3750
Index maturity:	90 days
Spread:	+ 38.0 bps
Initial Interest Rate:	3.84563
Interest Reset Period:	Quarterly, commencing on December 5, 2001
Interest Reset Dates:	March 5th, June 5th, September 5th and December 5th, commencing on December 5, 2001
Interest Determination Date:	Two London banking days preceding the Interest Reset Date
Interest payment Dates:	March 5th, June 5th, September 5th and December 5th, commencing on December 5, 2001

May the Notes be redeemed by the Corporation prior to maturity?	No.
May the Notes be repaid prior to maturity at the option of the Holder?	No.
Discount Note?	No.

  (1): Notes purchased by the Agent as principal may be resold to investors and other purchasers at varying prices related to prevailing market prices at the time of resale as determined by Bear, Stearns & Co. Inc.